Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-208290) and related prospectus of Neothetics, Inc. pertaining to the registration of common stock, preferred stock, debt securities, warrants and units,

(2) Registration Statement (Form S-8 No. 333-203059) pertaining to the 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan of Neothetics, Inc., and

(3) Registration Statement (Form S-8 No. 333-200409) pertaining to the Amended and Restated 2007 Stock Plan, as amended, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan;

of our report dated March 29, 2016, with respect to the financial statements of Neothetics, Inc. included in this Annual Report (Form 10-K) of Neothetics, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Diego, California
March 29, 2016